Exhibit 99.1

Puerto Rico Telephone Announces Appointments in Executive Team

Mrs. Cristina Lambert, President and Chief Executive Officer of Puerto Rico Telephone (PRT), announced today the appointment of Mr.Walter Forwood to the position of Vice-President and Chief Operations Officer of the Company. Mr. Forwood is currently the Vice-President and General Manager of Verizon Wireless and will replace Mr. Gary Butler, who will relocate to the Verizon - New York operations. In his new position, Forwood will be responsible for all the operating functions of PRT and Verizon Wireless.

It was also announced that Mr. Tomás Pérez Ducy, current Vice-President of Sales and Marketing of PRT, has been appointed Vice-President and Chief Marketing Officer. From this new position, Pérez Ducy will be responsible for all the sales and marketing functions of PRT and Verizon Wireless.

Both appointments will be effective January 11, 2005.